Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
Thursday, March 1, 2012		Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network, Inc. Reports
Fourth Quarter and Full Year 2011 Results

Fourth Quarter 2011 Financial Highlights:

•                  Total revenues were $182.9 million, a 6% decline from the fourth quarter of 2010

•                  Adjusted EBITDA increased 30% to $40.7 million

•                  Net income attributable to ATN’s stockholders was $4.1 million, or $0.27 per diluted share inclusive of a $0.16 per share non-cash impairment charge

Full Year 2011 Financial Highlights:

•                  Total revenues increased 23% to $759.2 million

•                  Adjusted EBITDA increased 24% to $160.2 million

•                  Net income attributable to ATN’s stockholders was $21.8 million, or $1.41 per diluted share versus $2.48 last year which included an after-tax bargain purchase gain of $1.75 per share

•                  Net cash provided by operating activities was $132.6 million, up 29% year-over-year

•                  Cash dividends paid amounted to $13.7 million, a 9% increase from 2010

Beverly, MA (March 1, 2012) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI), today reported results for the fourth quarter and year ended December 31, 2011.

“This was our first full quarter without the burden of overlapping transition expenses associated with the Alltel asset acquisition, and we are pleased to have posted a significant year-over-year increase in Adjusted EBITDA,” said Michael Prior, Chief Executive Officer. “Additionally, we saw improvement in certain of our subscriber metrics, including increased gross additions and ARPU, and reduced churn.   We are encouraged by the positive customer response to the new value plans we launched during the fourth quarter, but there is still room for improvement in this business.  Among the priorities for 2012, we need to increase gross customer additions and maintain or improve churn, while at the same time reducing retail operating expenses.

“Fourth quarter results also benefited from an 88% year-over-year increase in our Island Wireless segment revenues, primarily reflecting the increased strength of our Bermuda operations following the merger we completed there in the second quarter of 2011,” Mr. Prior said.

Total revenues for the fourth quarter were $182.9 million, a 6% decline from the $194.7 million reported for the fourth quarter of 2010, reflecting net subscriber attrition that the Company experienced since the Alltel acquisition as the Company transitioned distribution channels, subscriber contracts and credit policies, systems and networks.

Adjusted EBITDA(1) for the 2011 fourth quarter was $40.7 million, an increase of 30% over the $31.3 million reported in last year’s fourth quarter, and reflected improved performance in all four of ATN’s reportable segments.

Total operating income was $10.9 million, an increase of 18% from the $9.3 million reported in last year’s fourth quarter. Fourth quarter 2011 operating income was negatively impacted by a $3.1 million increase in depreciation and amortization expenses over the prior year’s fourth quarter, as well as a $2.4 million intangible asset impairment charge related to the Company’s Island Wireless segment. Fourth quarter 2010 operating income also included a net benefit of $2.1 million in acquisition-related charges due to a final settlement of estimated Alltel acquisition costs.

Net income attributable to ATN’s stockholders was $4.1 million, or $0.27 per diluted share, inclusive of $2.4 million or $0.16 per diluted share in a non-cash impairment charge noted above.  Fourth quarter 2011 net income attributable to ATN’s stockholders increased 26% from the $3.3 million, or $0.21 per diluted share, earned in the fourth quarter of 2010.  Excluding the effect of the non-cash impairment charge, net income attributable to ATN’s stockholders would have doubled as compared to the fourth quarter of 2010.

Commenting on full year 2011 results, Mr. Prior said, “This was a year of significant achievement for ATN.  We completed the transition of the customer base and retail operations we acquired in the Alltel asset transaction to our own networks and operating platforms, and we considerably expanded our international wireless business.  Despite the negative impact of certain transition initiatives and related overlapping expenses, we were able to report year-over-year increases in Adjusted EBITDA and operating cash flow of 24% and 31%, respectively.  In 2012, we will focus both on improving operating efficiencies across our organization and pursuing additional opportunities to build value.”

Fourth Quarter 2011 Operating Highlights

U.S. Wireless Service Revenues

U.S. wireless service revenues include voice and data service revenues from the Company’s prepaid and postpaid retail operations as well as its wholesale roaming operations. Total service revenues from the U.S. wireless businesses amounted to $134.4 million in the fourth quarter of 2011, compared to $150.2 million in the fourth quarter of 2010.

U.S. retail wireless service revenues were $86.0 million for the fourth quarter of 2011, a decrease of 16% from the $102.8 million reported in the 2010 fourth quarter.   Retail service revenue declined as a result of the net subscriber attrition that the Company experienced during the year. At the end of the fourth quarter of 2011, the Company had approximately 582,000 U.S. retail subscribers, of which approximately 458,000 were postpaid subscribers and approximately 124,000 were prepaid subscribers. Additional operating data on our U.S. retail wireless business can be found in Table 4 of this release.

U.S. wholesale wireless revenues were $48.4 million, an increase of 2% over the $47.4 million reported in the fourth quarter of 2010.  Data revenues accounted for 46% of wholesale wireless revenues for the quarter, compared to 34% a year earlier.  Data volume growth has largely offset the impact of the previously-reported revenue losses in certain areas of the Company’s legacy “roam only” markets and rate reductions for voice and data.

International Wireless Revenues

International wireless revenues include retail and wholesale voice and data wireless revenues from international operations in Bermuda and the Caribbean, including the U.S. Virgin Islands. Total revenues

(1)    See Table 5 for reconciliation of Net Income to Adjusted EBITDA.

from international wireless were $19.5 million in the fourth quarter of 2011, an increase of $6.0 million, or 44%, over the $13.5 million reported in the fourth quarter of 2010. This increase was primarily due to the Company’s merger of its Bermuda operations with one of its competitors on May 2, 2011 and growth in the number of wireless subscribers in the U.S. Virgin Islands.

Wireline Revenues

Wireline revenues are generated by the Company’s wireline operations in Guyana, including international telephone calls into and out of that country, its integrated voice and data operations in New England and its wholesale transport operations in New York State. Total revenues from wireline amounted to $21.7 million in the fourth quarter of 2011, an increase of 9% from $19.9 million reported in the fourth quarter of 2010.  The increase resulted primarily from data revenue and local wireline service growth in Guyana, as well as growth in fiber optic capacity revenues in New York State.

Reportable Operating Segments

The Company has four reportable segments: i) U.S. Wireless, ii) International Integrated Telephony, which operates in Guyana, iii) Island Wireless, which generates its revenues and has its assets located in Bermuda and the Caribbean (including the U.S. Virgin Islands) and iv) U.S. Wireline. Financial data on our reportable operating segments for the three months ended December 31, 2011 are as follows (reported in thousands):

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items (1)	Total

Total Revenue	$139,538	$24,039	$14,511	$4,855	$—	$182,943
Adjusted EBITDA	31,806	11,526	389	1,163	(4,170)	40,714
Operating Income (Loss)	12,888	7,078	(4,865)	355	(4,517)	10,939

(1)          Reconciling items are comprised of corporate general and administrative costs and acquisition-related charges.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at December 31, 2011 were $48.7 million. Long-term debt was $257.1 million. For the fourth quarter, net cash provided by operating activities was $47.9 million and was $132.6 million for the full year 2011.  Fourth quarter capital expenditures were $35.5 million, and $101.4 million for the full year 2011. The Company expects full year 2012 capital expenditures to approximate $90 to $110 million, of which $50 to $65 million is expected to be allocated to the U.S. Wireless segment.

Conference Call Information

Atlantic Tele-Network will host a conference call tomorrow, Friday, March 2, 2012 at 9:00 a.m. Eastern Time (ET) to discuss its fourth quarter results for 2011. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: 877-734-4582 and International: 678-905-9376, conference ID 53061698.  A replay of the call will be available at ir.atni.com beginning at approximately 1:00 p.m. (ET) on Friday, March 2, 2012.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean. Through our operating subsidiaries, we provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services and are the owner and operator of terrestrial and submarine fiber optic transport systems.  For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; our continued access to the credit and capital markets; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  the general performance of our operations, including operating margins, and the future retention and turnover of our subscriber base; (2) our ability to maintain favorable roaming arrangements; (3) increased competition; (4) economic, political and other risks facing our foreign operations; (5) the loss of certain FCC and other licenses, USF funds or other regulatory changes affecting our businesses; (6) rapid and significant technological changes in the telecommunications industry; (7) any loss of any key members of management; (8) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure and retail wireless business; (9) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (10) the occurrence of severe weather and natural catastrophes; (11) our continued access to capital and credit markets; and (12) our ability to realize the value that we believe exists in our businesses. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 16, 2011. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, ATN has presented Adjusted EBITDA and ARPU measures. Adjusted EBITDA is defined as net income attributable to ATN, Inc. stockholders before interest, taxes, depreciation and amortization, acquisition related charges, impairment of intangible assets, gain on disposition of long-lived assets, other income, bargain purchase gain, net income attributable to non-controlling interests, and equity in earnings of unconsolidated affiliates. ARPU, or monthly average revenue per subscriber/unit, is computed by dividing total retail service revenues per period by the weighted average number of subscribers with service during that period, and then dividing that result by the number of months in the period.  The Company believes that the inclusion of these non-GAAP financial measures helps investors to gain a meaningful understanding of the Company’s core operating results and enhance comparing such performance with prior periods, without the distortion of the recent increased expenses associated with the Alltel transaction. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this news release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	December 31,	December 31,
	2011	2010
Assets:
Cash and Cash Equivalents	$48,735	$37,330
Other Current Assets	135,165	116,959

Total Current Assets	183,900	154,289

Property, Plant and Equipment, net	483,203	463,891
Goodwill and Other Intangible Assets, net	186,871	187,762
Other Assets	19,757	22,254

Total Assets	$873,731	$828,196

Liabilities and Stockholders’ Equity:
Current Portion of Long Term Debt	$25,068	$12,194
Other Current Liabilities	120,710	126,108

Total Current Liabilities	145,778	138,302

Long Term Debt, Net of Current Portion	257,146	272,049
Other Liabilities	118,277	88,809

Total Liabilities	521,201	499,160

Total Atlantic Tele-Network, Inc.’s Stockholders’ Equity	294,266	283,768
Non-Controlling Interests	58,264	45,268

Total Equity	352,530	329,036

Total Liabilities and Stockholders’ Equity	$873,731	$828,196

Table 2

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010 (a)	2011	2010 (a)
Revenues:
U.S. Wireless:
Retail	$85,997	$102,795	$370,218	$293,126
Wholesale	48,378	47,370	201,993	159,807
International Wireless	19,495	13,522	73,003	50,615
Wireline	21,653	19,913	84,957	84,488
Equipment and Other	7,420	11,065	29,025	31,109

Total Revenue	182,943	194,665	759,196	619,145

Operating Expenses:
Termination and Access Fees	49,790	51,711	205,526	160,554
Engineering and Operations	21,266	24,347	85,234	71,032
Sales, Marketing and Customer Service	34,089	31,839	136,013	94,661
Equipment Expense	19,396	28,421	73,185	75,335
General and Administrative	17,689	27,055	99,087	88,783
Acquisition-Related Charges	107	(2,121)	772	13,760
Depreciation and Amortization	27,242	24,152	104,100	76,736
Impairment of Intangible Assets	2,425	—	2,425	—
Gain on Dispostion of Long-Lived Assets	—	—	(2,397)	—

Total Operating Expenses	172,004	185,404	703,945	580,861

Operating Income	10,939	9,261	55,251	38,284

Other Income (Expense):
Interest Income (Expense), net	(4,880)	(2,878)	(16,943)	(9,405)
Other Income	273	109	1,129	543
Equity in Earnings of Unconsolidated Affiliates	1,545	287	3,029	743
Bargain Purchase Gain, net of taxes of $18,016	—	—	—	27,024

Other Income (Expense), net	(3,062)	(2,482)	(12,785)	18,905

Income Before Income Taxes	7,877	6,779	42,466	57,189
Income Taxes	4,494	4,160	20,569	19,607

Net Income	3,383	2,619	21,897	37,582
Net Loss (Income) Attributable to Non-Controlling Interests, net of tax	763	660	(103)	872

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders	$4,146	$3,279	$21,794	$38,454

Net Income Per Weighted Average Share Attributable to Atlantic Tele-Network, Inc. Stockholders:
Basic	$0.27	$0.21	$1.42	$2.51
Diluted	$0.27	$0.21	$1.41	$2.48
Weighted Average Common Shares Outstanding:
Basic	15,427	15,382	15,396	15,323
Diluted	15,530	15,505	15,495	15,484

(a)     Certain reclassifications have been made to prior period amounts to conform to the current presentation

Table 3

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Year Ended December 31,
	2011	2010

Net Income	$21,897	$37,582
Gain on Bargain Purchase, Net of Tax	—	(27,024)
Impairment of Intangible Assets	2,425	—
Depreciation and Amortization	104,100	76,736
Change in Working Capital	(37,960)	(4,875)
Other	42,141	20,383

Net Cash Provided by Operating Activities	132,603	102,802

Capital Expenditures	(101,401)	(135,688)
Acquisitions of Businesses, Net of Cash Acquired	—	(225,498)
Cash Acquired in Business Combinations	4,087	(57)
Other	1,667	4,782

Net Cash Used by Investing Activities	(95,647)	(356,461)

Borrowings Under Credit Facility	137,069	264,000
Principal Repayments of Long Term Debt	(146,362)	(49,568)
Payment of Debt Issuance Costs	(1,037)	(4,322)
Dividends Paid on Common Stock	(13,703)	(12,569)
Distributions to Non-Controlling Interests	(2,814)	(1,870)
Other	1,296	5,072

Net Cash Used by Financing Activities	(25,551)	200,743

Net Change in Cash and Cash Equivalents	11,405	(52,916)

Cash and Cash Equivalents, Beginning of Period	37,330	90,246

Cash and Cash Equivalents, End of Period	$48,735	$37,330

Table 4

ATLANTIC TELE-NETWORK, INC.

Operating Data for U.S. Retail Wireless Operations

Three Months Ended:	DEC 2010	MAR 2011	JUN 2011	SEP 2011	DEC 2011
Beginning Subscribers	766,556	717,745	674,080	638,839	592,620
Prepay	216,854	194,795	169,673	145,854	123,157
Postpay	549,702	522,950	504,407	492,985	469,463

Gross Additions	51,882	46,680	38,859	30,018	46,757
Prepay	27,136	19,922	13,951	9,784	22,639
Postpay	24,746	26,758	24,908	20,234	24,118

Net Additions	(48,811)	(43,665)	(35,241)	(46,219)	(10,246)
Prepay	(22,059)	(25,122)	(23,819)	(22,697)	1,189
Postpay	(26,752)	(18,543)	(11,422)	(23,522)	(11,435)

Ending Subscribers	717,745	674,080	638,839	592,620	582,374
Prepay	194,795	169,673	145,854	123,157	124,346
Postpay	522,950	504,407	492,985	469,463	458,028

ATLANTIC TELE-NETWORK, INC.

U.S. Retail Wireless Operations Key Performance Indicators

Three Months Ended:	DEC 2010	MAR 2011	JUN 2011	SEP 2011	DEC 2011

Average Subscribers (weighted monthly)	741,228	695,399	655,292	618,862	584,652

Monthly Average Revenues per Subscriber/Unit (ARPU)

• Subscriber ARPU	$45.88	$47.23	$47.90	$47.51	$48.46

• Postpaid Subscriber ARPU	$53.71	$53.78	$54.47	$52.68	$54.43

Monthly Postpay Subscriber Churn	3.18%	2.93%	2.42%	2.97%	2.55%

Monthly Blended Subscriber Churn	4.48%	4.29%	3.73%	4.05%	3.25%

Table 5

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended December 31, 2010 and 2011

	Three Months Ended December 31, 2010
	U.S Wireless	International Integrated Telephony	U.S. Wireline	Island Wireless	Reconciling Items	Total

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders						$3,279
Net Income Attributable to Non-Controlling Interests, net of tax						(660)
Income Taxes						4,160
Equity in Earnings of Unconsolidated Affiliates						(287)
Other Income						(109)
Interest Expense, net						2,878
Operating Income (Loss)	$9,280	$5,600	$(178)	$(2,700)	$(2,741)	$9,261
Depreciation and Amortization	17,052	4,378	764	1,808	150	24,152
Acquisition-Related Charges	—	—	—	—	(2,121)	(2,121)
Adjusted EBITDA	$26,332	$9,978	$586	$(892)	$(4,712)	$31,292

	Three Months Ended December 31, 2011
	U.S Wireless	International Integrated Telephony	U.S. Wireline	Island Wireless	Reconciling Items	Total

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders						$4,146
Net Loss Attributable to Non-Controlling Interests, net of tax						(763)
Income Taxes						4,494
Equity in Earnings of Unconsolidated Affiliates						(1,545)
Other Income						(273)
Interest Expense, net						4,880
Operating Income (Loss)	$12,888	$7,078	$355	$(4,865)	$(4,517)	$10,939
Depreciation and Amortization	18,918	4,448	808	2,829	239	27,242
Impairment of Intangible Assets	—		—	2,425	—	2,425
Acquisition-Related Charges	—	—	—	—	108	108
Adjusted EBITDA	$31,806	$11,526	$1,163	$389	$(4,170)	$40,714

Reconciliation of Net Income to Adjusted EBITDA for the Years Ended December 31, 2010 and 2011

	Year Ended December 31, 2010
	U.S Wireless	International Integrated Telephony	U.S. Wireline	Island Wireless	Reconciling Items	Total

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders						$38,454
Net Income Attributable to Non-Controlling Interests, net of tax						(872)
Income Taxes						19,607
Equity in Earnings of Unconsolidated Affiliates						(743)
Other Income						(543)
Bargain Purchase Gain, net of taxes of $18,016						(27,024)
Interest Expense, net						9,405
Operating Income (Loss)	$48,261	$27,371	$(288)	$(6,410)	$(30,650)	$38,284
Depreciation and Amortization	50,662	17,480	2,936	5,271	387	76,736
Acquisition-Related Charges	—	—	—	—	13,760	13,760
Adjusted EBITDA	$98,923	$44,851	$2,648	$(1,139)	$(16,503)	$128,780

	Year Ended December 31, 2011
	U.S Wireless	International Integrated Telephony	U.S. Wireline	Island Wireless	Reconciling Items	Total

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders						$21,794
Net Loss Attributable to Non-Controlling Interests, net of tax						103
Income Taxes						20,569
Equity in Earnings of Unconsolidated Affiliates						(3,029)
Other Income						(1,129)
Interest Expense, net						16,943
Operating Income (Loss)	$56,664	$26,734	$255	$(10,153)	$(18,249)	$55,251
Depreciation and Amortization	72,106	18,058	3,182	9,855	899	104,100
Impairment of Intangible Assets	—		—	2,425	—	2,425
Gain on Dispostion of Long-Lived Assets	(2,397)					(2,397)
Acquisition-Related Charges	—	—	—	—	772	772
Adjusted EBITDA	$126,373	$44,792	$3,437	$2,127	$(16,578)	$160,151